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                                                                     EXHIBIT 5.1

               [Ballard Spahr Andrews & Ingersoll, LLP Letterhead]




                                                              June 28, 1999


Triumph Group, Inc.
Four Glenhardie Corporate Center
1255 Drummers Lane, Suite 200
Wayne, PA  19087

                  Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

                  We have acted as special counsel to Triumph Group, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 40,000 shares of Common Stock of the Company, par value $.001 per share (the "Shares"), issuable upon the exercise of options granted under the Triumph Group, Inc. Directors' Stock Option Plan (the "Plan").

                  In rendering our opinion, we have reviewed such certificates, documents, corporate records and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

                  Based on the foregoing, we are of the opinion that the Shares, when issued upon exercise of options granted under the Plan, in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

                                  Yours truly,


                                  /s/ Ballard, Spahr, Andrews & Ingersoll, LLP